UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 28, 2016

Commission File Number 1-5924
TUCSON ELECTRIC POWER COMPANY (Exact name of registrant as specified in its charter)
Arizona (State or other jurisdiction of incorporation or organization)	86-0062700 (I.R.S. Employer Identification No.)
88 East Broadway Boulevard, Tucson, AZ 85701 (Address of principal executive offices)(Zip Code)
Registrant's telephone number, including area code: (520) 571-4000
(Former name, former address and former fiscal year, if changed since last report): N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
See Item 8.01 hereof.
Item 8.01 Other Events.
Springerville Common Facilities Leases
As previously reported, Tucson Electric Power Company (TEP) leases interests in the common facilities at the Springerville Generating Station (Springerville Common Facilities) under three separate lease agreements (Springerville Common Facilities Leases) that are accounted for as capital leases. One of the Springerville Common Facilities Leases has an initial term that expires in December 2017 and provides TEP the option to renew the lease or to purchase the leased interest at a fixed price of $38 million. The remaining leases expire in January 2021 and provide TEP the option to renew the leases or purchase the leased interests at an aggregate fixed price of $68 million.
On December 28, 2016, TEP notified the owner participant of the lease expiring in December 2017 that TEP elected to purchase its undivided ownership interest in the facilities at the fixed purchase price of $38 million upon the expiration of the lease term. Due to TEP’s purchase commitment, TEP expects to record an increase to both Utility Plant Under Capital Leases and Capital Lease Obligations on its balance sheet in the amount of $36 million, which is the present value of the purchase price.
TEP has agreed with Tri-State Generation and Transmission Association, Inc. (Tri-State), the lessee of Springerville Unit 3, and Salt River Project Agricultural Improvement and Power District (SRP), the owner of Springerville Unit 4, that if the Springerville Common Facilities Leases are not renewed, TEP will exercise the purchase options under those contracts. Upon TEP’s purchase of 100% of the Springerville Common Facilities in 2021, SRP would be obligated to buy a portion of the Springerville Common Facilities from TEP for approximately $30 million and Tri-State would be obligated to either: (i) buy a portion of the facilities for approximately $30 million; or (ii) continue to make payments to TEP for the use of the facilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TUCSON ELECTRIC POWER COMPANY
(Registrant)

Date: December 29, 2016	/s/ Kevin P. Larson
Kevin P. Larson
Senior Vice President and Chief Financial Officer
(On behalf of the registrant and as Principal Financial Officer)